Exhibit 23.2



                        CONSENT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS

We have issued our report dated May 22, 1998, (except for Notes A and G, as to which the date is June 2, 1998), accompanying the financial statements of New Retail Concepts, Inc. contained in the Joint Proxy Statement and Prospectus. We consent to the use of the aforementioned report in the Joint Proxy Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."


/s/ GRANT THORNTON LLP


New York, New York
June 25, 1998